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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2002

LIBERATE TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26565 (Commission File Number)	94-3245315 (IRS Employer Identification No.)
2 Circle Star Way, San Carlos, California (Address of Principal Executive Offices)		94070-6200 (Zip Code)

Company's telephone number, including area code: (650) 701-4000

(Former Name or Former Address, if Changed Since Last Report.)

ITEM 2. Acquisition or Disposition of Assets.

        On August 9, 2002, 2014120 Ontario Inc., a corporation incorporated under the Business Corporation Act (Ontario) ("Purchase Sub") and a wholly owned subsidiary of Liberate Technologies, a Delaware corporation ("Liberate"), acquired all of the outstanding capital stock of Sigma Systems Group (Canada) Inc., a Canadian corporation ("Sigma"), pursuant to a Share Purchase Agreement (the "Purchase Agreement"), dated as of July 24, 2002. As a result of the acquisition, Sigma is an indirectly wholly owned subsidiary of Liberate.

        Pursuant to the Purchase Agreement, Liberate, through Purchase Sub, paid an aggregate of approximately $60.4 million in exchange for all of Sigma's outstanding capital stock. This payment was made by Purchase Sub and funded out of Liberate's cash and investments. Liberate also assumed Sigma's Employee Stock option plan and all outstanding options to purchase Sigma's common stock, which options are held by Sigma's employees under that plan. All outstanding options to purchase Sigma's common stock will be canceled and exchanged for options to acquire Liberate's common stock, according to the ratio set forth in the Purchase Agreement. In addition, Liberate agreed to satisfy certain obligations of Sigma to its employees in an aggregate amount of approximately $3 million.

        The foregoing description of the Purchase Agreement (and underlying transactions) may not be complete and is therefore qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.5 to this Form 8-K.

Item 7. Exhibits

Exhibit Number	Description
2.5	Share Purchase Agreement, dated as of July 24, 2002, by and among Liberate, Purchase Sub, Sigma, the shareholders of Sigma and Arjun Jasuja, as the Shareholders' Representative.
99.1	Text of press release dated August 12, 2002.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATE TECHNOLOGIES
Date: August 22, 2002	By:	/s/ MITCHELL S. KERTZMAN Name: Mitchell S. Kertzman Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
2.5	Share Purchase Agreement, dated as of July 24, 2002, by and among Liberate, Purchase Sub, Sigma, the shareholders of Sigma and Arjun Jasuja, as the Shareholders' Representative.
99.1	Text of press release dated August 12, 2002.

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SIGNATURES
EXHIBIT INDEX